UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2012

INNOVARO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 19, 2012, Innovaro, Inc. (the “Company”) received notice that the NYSE MKT LLC (the “Exchange”) approved the Company’s plan for regaining compliance with Section 1003(a)(iii) of the Exchange Company Guide by December 12, 2013 (the “Equity Plan”). Previously, on August 16, 2012, the Exchange notified the Company that it was not in compliance with Section 1003(a)(iii) of the Exchange Company Guide because the Company reported stockholders’ equity of less than $6,000,000 at June 30, 2012 and losses from continuing operations and/or net losses in its five most recent fiscal years ended December 31, 2011.

The Exchange had previously approved the Company’s plan for regaining compliance with Section 1003(a)(iv) of the Exchange Company Guide by November 30, 2012 (the “Financial Impairment Plan” and together with the Equity Plan, the “Plans”). The Company had violated Section 1003(a)(iv) of the Exchange Company Guide in that the Exchange believed that the Company had sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they matured.

The Company may be able to continue the listing of its common stock on the Exchange while under each Plan, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with each Plan. If the Exchange determines that the Company is not making progress consistent with either Plan, then the Exchange may initiate delisting proceedings.

On October 23, 2012, the Company issued a press release announcing the Exchange’s approval of the Equity Plan. The full text of this press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

Exhibit 99.1	Press Release, dated October 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2012	INNOVARO, INC.

	By:	/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer